EXHIBIT 99.1

Media Release

First Solar Appoints Anita Marangoly George to Board of Directors

TEMPE, Ariz., July 19, 2021 – First Solar, Inc. (Nasdaq: FSLR) has appointed Anita Marangoly George, a senior executive with almost four decades of diverse global experience in institutional finance and sustainable infrastructure investing, to its board of directors, effective July 15, 2021. Ms. George will serve on First Solar’s Nominating and Governance, and Technology Committees.

Ms. George has held various positions at la Caisse de Dépôt et Placement du Québec (CDPQ), a global investment group managing funds for public retirement and insurance plans. She is currently a strategic advisor and served as executive vice president and deputy head of CDPQ’s global investment arm, CDPQ Global. Prior to that, Ms. George served as executive vice president and head of CDPQ’s Emerging Markets and Strategic Partnerships. She joined CDPQ in 2016 as its managing director for South Asia, establishing its presence and developing investment partnerships in India. During her time at CDPQ, she designed CDPQ’s emerging market strategy, growing its business, partnerships, and presence in Asia and Latin America.

Before CDPQ, Ms. George worked at the World Bank as a senior director in its global energy and extractives practice, and before that spent over a decade with the International Finance Corporation (IFC), where she led the institution’s efforts to finance infrastructure and natural resources projects in India, Asia-Pacific, Middle East and Latin America regions. Ms. George pioneered IFC’s financing of private, commercial solar projects and was key in promoting its Scaling Solar program across emerging markets. She has also held positions at Siemens Financial Services and the Steel Authority of India.

“Anita’s experience working in climate finance and infrastructure across key global markets, combined with her passion for human capital development and sustainability, makes her uniquely qualified to join our board,” said Mark Widmar, chief executive officer of First Solar. “With the company poised for growth with a differentiated solar technology that is critical to the fight against climate change, I am confident that her expertise and insights will help First Solar navigate its journey to lead the world’s sustainable energy future.”

“I have spent several years promoting the scaling of renewable energy investments throughout the world and recognize that the transformation of the energy sector is key to addressing climate change. As a leading global solar company, First Solar combines the power of technology with unwavering respect for people and the planet to power this transition,” said Ms. George. “I’m excited to join the Board of First Solar at this important inflection point as it charts its future as a global leader in responsibly-produced solar technology.”

Ms. George has extensive experience serving on executive boards, including those in the financial sector, where she has served on the audit, talent and remuneration, technology, governance, and corporate social responsibility committees. She represents CDPQ on boards and also sits on the boards and advisory councils of a number of non-profits including TalentNomics India, which is focused on empowering women, the UK-India Climate Finance Group, the World Wildlife Fund (WWF) Climate Solver Group, Women in Private Equity (WinPE), Global Private Capital Association, LP Council, the Indian Private Equity & Venture Capital Association (IVCA) LP Council, and the Private Equity and Capital Market Committees of the Federation of Indian Chambers of Commerce & Industry. In addition, Ms. George is currently a Board member of the Indo-Canadian Chamber of Commerce.

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Passionate about the economic empowerment of women, Ms. George is an active mentor. She holds a master’s degree in Economic Policy and a Master of Business Administration from Boston University, and a Bachelor of Arts in Economics with a minor in Spanish from Smith College.

About First Solar, Inc.

First Solar is a leading American solar technology company and global provider of responsibly-produced eco-efficient solar modules advancing the fight against climate change. Developed at R&D labs in California and Ohio, the company’s advanced thin film photovoltaic (PV) modules represent the next generation of solar technologies, providing a competitive, high-performance, lower-carbon alternative to conventional crystalline silicon PV panels. From raw material sourcing and manufacturing through end-of-life module recycling, First Solar’s approach to technology embodies sustainability and a responsibility towards people and the planet. For more information, please visit www.firstsolar.com.

Media	Investors
Reuven Proença	Mitchell Ennis
First Solar Media	First Solar Investor Relations
reuven.proenca@firstsolar.com	mitchell.ennis@firstsolar.com

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